EXHIBIT 1(k)

                      Resolution of Board of Directors


                        UNANIMOUS WRITTEN CONSENT OF
                         THE EXECUTIVE COMMITTEE OF
                         THE BOARD OF DIRECTORS OF
                   THE LIFE INSURANCE COMPANY OF VIRGINIA



The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of
Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account II ("Separate Account II") on August 21, 1986; and

WHEREAS, The Executive Committee of the Board of Directors of the Company, pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish five additional investment subdivisions of each of the aforesaid separate accounts which will invest in shares of the Prime Money Fund of the Insurance Management Series, the Alger American Growth Portfolio of The Alger American Fund, the Alger American Small Capitalization Portfolio of The Alger American Fund, the Balanced Portfolio of the Janus Aspen Series and the Flexible Income Portfolio of the Janus Aspen Series;

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create five additional investment subdivisions of each of the aforementioned separate accounts. Each of the new subdivisions shall invest in shares of a single mutual fund portfolio as set forth below:


     INVESTMENT SUBDIVISIONS:      TO BE INVESTED IN:
     IMS Money Market              Insurance Management Series - Prime
                                     Money Fund
     AAF Growth                    The Alger American Fund - Alger American
                                     Growth Portfolio
     AAF Small Capitalization      The Alger American Fund - Alger American
                                     Small Capitalization Portfolio
     JAN Balanced                  Janus Aspen Series   Balanced Portfolio
     JAN Flexible Income           Janus Aspen Series   Flexible Income
                                     Portfolio

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each or any of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.



____________________________________       ____________________________________
William D. Baldwin        Date             Robert Allen Bowen        Date

____________________________________       ____________________________________
Daniel T. Cox             Date             Selwyn L. Flournoy, Jr.   Date

____________________________________       ____________________________________
H. Gaylord Hodges         Date             Linda L. Lanam            Date

____________________________________       ____________________________________
John J. Palmer            Date             Paul E. Rutledge III      Date


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